Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Strong Commercial Growth Coupled with Relationship Banking Drives Record Earnings and Returns for 2023

Jericho, NY – January 25, 2024 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the fourth quarter and full year 2023. Significant achievements and key performance metrics during the current quarter and year include:

●	Net income increased 8% to $9.9 million, or $1.18 per diluted share in the current quarter, as compared to $9.1 million, or $1.10 per diluted share, for the comparable quarter in 2022. Net income for the full year increased 44% to $41.0 million, or $4.91 per diluted share, when compared to 2022. For the full year 2023, adjusted(1) net income and diluted earnings per share would have been $38.1 million (a 34% increase compared to 2022) and $4.56, excluding the $4.0 million net pre-tax gain on certain equity investments.

●	On a linked quarter basis, net income was relatively flat ($9.8 million) despite a $300 thousand increase in the provision for credit losses (primarily due to commercial loan growth) and a $328 thousand increase in employee compensation and benefits (primarily due to year-end bonus and incentive payments).

●	Industry leading returns on average assets and equity of 2.59% and 20.78% for the current quarter and 2.89% and 23.20% for the full year 2023, respectively. For the full year 2023, adjusted(1) returns on average assets and equity would have been 2.68% and 21.54%, respectively. Returns on average assets and equity were 2.80% and 23.89% for the fourth quarter 2022 and 2.31% and 19.44% for full year ended 2022, respectively.

●	Continued expansion of our total revenue base totaling $113.5 million fueled by an industry leading net interest margin of 6.12% for the current quarter (6.09% for the full year 2023) as well as stable fee-based income (led by our payment processing platform) totaling $6.3 million and $25.7 million for the current quarter and full year 2023, respectively. Fee income represents 22% and 23% of total revenue for the fourth quarter and full year 2023, respectively.

●	Significant loan growth on a linked quarter basis totaling $94.0 million, or 34% annualized, to $1.2 billion, focused in higher yielding variable rate commercial loans nationally. These newly originated commercial loans have and will continue to create additional opportunities for full commercial banking relationships (commercial deposits). Loan growth for the full year was $260.1 million or 27% when compared to 2022. Net draws on existing commercial facilities totaled $64.3 million in the current quarter.

●	Solid credit metrics, asset quality, and reserve coverage ratios with a 1.38% allowance for credit losses to loans ratio and nonperforming loan to total assets ratio of 0.68%, representing one multi-family loan totaling $10.9 million. Within our commercial real estate portfolio, we have no exposure to commercial office space and only $15.5 million in performing loans to the hospitality industry as of December 31, 2023.

●	Strong deposit growth totaling $124.7 million, or 38.6% annualized, on a linked quarter basis to $1.4 billion with this core funding base primarily comprised of stable low-cost commercial relationship deposits with a cost-of-funds of 0.88% (including demand deposits). Deposit growth for the year was $179.1 million, or 14.6%, when compared to year end 2022. Off-balance sheet sweep funds totaled $278.0 million at quarter end, with approximately 48% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $580 thousand for the current quarter.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Stable and consistent payment processing fee income of $5.4 million for the quarter ended December 31, 2023, with continued increases in small business clients nationally totaling 84,000. Our technology enabled payments platform facilitated the processing of $8.5 billion in credit and debit card payment volume across 155.7 million transactions for our clients in the current quarter.

●	Strong efficiency ratio of 48.0% and 46.8% for the fourth quarter and full year ended 2023, respectively, despite our investments in resources (both people and technology) including, but not limited to, regional senior business development officers (“BDOs”), a chief legal officer, senior underwriters and other employees in various areas focused on our client-centric relationship banking model as well as risk and compliance management.
●	On January 11, 2024, the Company announced that it closed on a committed investment of $6 million (representing 24.99% ownership interest) in United Payment Systems, LLC (doing business as Payzli), an end-to-end payment technology company that acts as a single source for payment services, business management software, web enablement and mobile solutions.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.13% and 12.28%, respectively. Including the after tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $13.2 million and $5.7 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios would have been 12.65% and 11.93%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Coupling growth in our national platforms with strong balance sheet management, including credit quality, core relationship banking, liquidity and capital, has led us to consistently being named one of the top performing financial institutions in the country in 2023 as well as over the last several years,” stated Tony Coelho, Chairman of the Board.  “We continually focus on building long-term stakeholder value rather than focusing on short-term quarterly earnings.”

“Strong commercial loan growth from our national platform was not only comprised of new originations but significant draws on existing facilities during the current quarter,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “We believe that these draws may temper first quarter loan growth while our current loan pipeline will allow us to grow loans in 2024 commensurate to prior years. We anticipate 2024 loan growth to be funded by core relationship deposits.  Finally, we anticipate the recent investment in our fintech, Payzli, should directly benefit fee income in early 2025 as we currently focus on building out this technology for select direct merchant verticals.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

Fourth Quarter Earnings

Net income for the quarter ended December 31, 2023 was $9.9 million, or $1.18 per diluted share, compared to $9.1 million, or $1.10 per diluted share for the same period in 2022. Returns on average assets and equity for the current quarter were 2.59% and 20.78%, respectively, compared to 2.80% and 23.89% for the same period of 2022.

Net interest income for the fourth quarter of 2023 increased $4.3 million, or 23.6%, to $22.7 million, due to growth in average interest earning assets (funded with core deposits) totaling $217.3 million, or 17.3%, to $1.5 billion as well as a 31 basis point increase in our net interest margin to 6.12% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 54 basis points to 7.81%, primarily driven by higher yielding variable rate commercial loan growth (approximately 60% of our portfolio is tied to prime as of December 31, 2023). Average loans in the quarter increased $269.0 million, or 29.9%, to $1.2 billion when compared to the fourth quarter of 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional multi-family real estate loan portfolio. Loan income increased $6.5 million, or 39.5%, to $23.0 million with the increases in average loan balances (primarily commercial) accounting for $5.5 million of the increase and $1.0 million representing increases in average rate (primarily commercial). Our loan-to-deposit ratio was 85.8% as our low-cost deposit base increased $179.1 million, or 14.6%, primarily due to growth in our longer duration escrow (interest on lawyer trust accounts or “IOLTA”) deposit banking relationships. Our deposit cost-of-funds, excluding demand deposits, increased 95 basis points in the current quarter when compared to 2022 due to increases in short-term interest rates as well as management pro-actively increasing rates on IOLTA accounts in the various states where we operate.  Deposit expense increased $2.2 million to $2.9 million with increases in average deposit balances accounting for $768 thousand (primarily core relationship money market deposits) of the increase and $1.4 million representing increases in average rate (primarily core IOLTA relationship deposits). Average securities in the quarter increased $4.7 million to $218.1 million and yields increased 42 basis points to 2.62%, primarily due to reinvestment of portfolio cash flows into securities at current market rates. The movement in short-term interest rates increased yields and interest income on our interest earning cash balances. In the third quarter 2023, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding loans.

The provision for credit losses was $1.5 million for the fourth quarter of 2023, a $150 thousand increase from the fourth quarter 2022 provision. As of December 31, 2023, our allowance to loans ratio was 1.38% as compared to 1.29% as of December 31, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market.

Noninterest income totaled $6.3 million for the fourth quarter of 2023 as compared to $6.8 million in the same period for 2022.  Payment processing income was $5.4 million for the fourth quarter of 2023, a $239 thousand decrease from the same period in 2022, primarily due to the anticipated ISO customer turnover and change in our overall merchant risk profile. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.2 billion, or 15.8%, to $8.5 billion and 15.8 million, or 11.3%, to 155.7 million transactions, respectively, for the quarter ended December 31, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, an increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 84,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income decreased $443 thousand to $580 thousand for the fourth quarter of 2023. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates.

Noninterest expense increased $2.5 million, or 22.2%, to $13.9 million for the fourth quarter of 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, data processing, advertising and marketing, and travel and business relations, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $1.9 million, or 28.4%, due to increases in employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. In 2023, we hired six regional managing directors/senior BDOs, resources within our commercial underwriting/lending area, sales support staff, operational staff to support Esquire’s growth plans as well as our risk management and compliance areas, and our new chief legal officer/corporate secretary. Data processing costs increased $352 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Advertising and marketing costs increased $255 thousand as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our new regional BDOs. Travel and business relations costs increased $174 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts and additional travel related to our newly hired regional BDOs. Professional services costs decreased $114 thousand primarily due to our hiring of a chief legal officer as well as a reduction in costs associated with our CECL implementation in the fourth quarter of 2022.

The Company’s efficiency ratio was 48.0% for the three months ended December 31, 2023, as compared to 45.3% in 2022, primarily due to our significant increase in resources including, but not limited to, people and technology to support growth, risk management, and compliance. Our strong efficiency ratio is a result of our continued revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 27.0% for the fourth quarter of 2023, as compared to 26.5% for the same period in 2022. The effective tax rate in the fourth quarter of 2022 was impacted by certain discrete tax benefits related to share-based compensation, specifically voluntary stock option exercises.

Full Year Earnings

Net income for the year ended December 31, 2023 was $41.0 million, or $4.91 per diluted share, compared to $28.5 million, or $3.47 per diluted share for the same period in 2022. Returns on average assets and equity for the year ended December 31, 2023 were 2.89% and 23.20%, respectively, compared to 2.31% and 19.44% for the same period of 2022. Excluding the pretax gain of $5.3 million on our Litify investment and the $1.3 million equity method loss on our investment in a third party sponsored NFL consumer post settlement loan fund, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the year ended December 31, 2023 would have been $38.1 million, $4.56, 2.68% and 21.54%, respectively.

Net interest income for the year ended 2023 increased $24.4 million, or 41.2%, to $83.8 million, due to growth in average interest earning assets (funded with core deposits) totaling $185.9 million, or 15.6%, to $1.4 billion as well as a 110 basis point increase in our net interest margin to 6.09% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 132 basis points to 7.72%, primarily driven by higher yielding variable rate commercial loan growth. Average loans for the year ended December 31, 2023 increased $207.5 million, or 24.6%, to $1.1 billion when compared to the year ended December 31, 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional multi-family real estate loans. Loan income increased $27.2 million, or 50.0%, to $81.2 million with the increases in average loan balances (primarily commercial) accounting for $16.5 million of the increase and $10.7 million representing increases in average rate (primarily commercial).  Average securities for the year ended December 31, 2023 increased $6.3 million to $210.8 million as yields increased 35 basis points to 2.38%, primarily due to reinvestment of portfolio cash flows into securities at current market interest rates, increasing interest income $860 thousand to $5.0 million for the year ended December 31, 2023. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances. Our deposit cost-of-funds, excluding demand deposits, increased 83 basis points due to increases in short-term interest rates as well as management pro-actively increasing rates on IOLTA accounts in the various states where we operate. For the full year 2023, deposit expense increased $6.5 million to $8.1 million with increases in average deposit balances accounting for $541 thousand of the increase and $5.9 million representing increases in the average rate (both increases were primarily core IOLTA and, to a lesser extent, money market relationship deposits).

The provision for credit losses was $4.5 million for the year ended December 31, 2023, a $1.0 million increase from the same period in 2022. As of December 31, 2023, our allowance to loans ratio was 1.38% as compared to 1.29% as of December 31, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market.

Noninterest income increased to $29.8 million for the year ended December 31, 2023, as compared to $24.9 million in same period in 2022.  Payment processing income was $22.3 million for the year ended December 31, 2023, a $372 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $5.0 billion, or 17.8%, to $33.0 billion and 76.8 million, or 14.3%, to 612.8 million transactions, respectively, for the year ended December 31, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, the increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. ASP fee income totaled $2.5 million for the year ended December 31, 2023, consistent with the year ended December 21, 2022 as we managed approximately $1.5 billion in gross mass tort/class action depository funds (qualified settlement funds or “QSFs”) in 2023.  In 2023, Litify was reorganized into a partnership and an unrelated third party acquired a majority ownership in the reorganized entity. As party to the reorganization and sale transaction, the Company’s partnership interest was exchanged for cash and noncash consideration, resulting in a gain on its investment of $5.3 million in 2023. The Company also recognized an equity method loss of $1.3 million on its investment in a third party sponsored NFL consumer post settlement loan fund, extending the expected weighted average life of the underlying assets by approximately one year.  The Company presents this investment in other assets with a carrying amount of $10.6 million.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Noninterest expense increased $11.1 million, or 26.5%, to $53.1 million for the year ended December 31, 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, professional services costs, data processing, travel and business relations, advertising and marketing, and occupancy and equipment. Employee compensation and benefits costs increased $6.7 million, or 26.0%, due to increases in employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. As previously noted, we have made a significant investment in people in almost all areas of our Company to support future growth, client-centric relationship banking, and overall compliance and risk management across all verticals. Professional services costs increased $2.1 million with $1.0 million representing costs associated with the retention of a global executive search firm to expand our regional national sales capabilities (senior BDOs), senior commercial underwritings, and senior payment processing risk management. The remaining $1.0 million increase in professional services costs was primarily due to incremental increases in insurance, legal, accounting, risk management, and compliance costs. Data processing costs increased $943 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $419 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts and additional travel related to our newly hired regional BDOs. Advertising and marketing costs increased $361 thousand, as we continued to grow our brand and expand our thought leadership through digital marketing efforts in our national verticals and support our new regional BDOs. Occupancy and equipment costs increased $127 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth.

The Company’s efficiency ratio was 46.8% for the year ended December 31, 2023, as compared to 49.8% in 2022, despite our investment in resources as noted above. The adjusted(1) efficiency ratio was 48.5% excluding the $4.0 million net pre-tax gain on certain equity investments previously noted. Our national platforms that drive our growth should continue to benefit from our investments in people, technology, digital marketing, and other branchless infrastructure that support our industry leading returns.

The effective tax rate for the year ended December 31, 2023 was 26.6%, as compared to 26.5% for the same period in 2022.

Asset Quality

At December 31, 2023, the nonperforming loan totaling $10.9 million consisted of one multifamily loan with no associated specific reserve. As of period end, the allowance for credit losses was $16.6 million, or 1.38% of total loans, as compared to $12.2 million, or 1.29% of total loans at December 31, 2022. The nonperforming loan to total loans and total assets were 0.91% and 0.68%, respectively. The allowance for credit losses to the nonperforming loan was 152%. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market. As of January 1, 2023, the Company adopted the CECL Standard which increased its allowance for credit losses as a percentage of loans by 2 basis points, or $283 thousand, which was reflected as an adjustment to retained earnings. As part of the adoption of the CECL Standard, management established a credit reserve for unfunded loan commitments of $500 thousand which is classified in other liabilities on the Statement of Financial Condition and reflected as an adjustment to retained earnings.

Balance Sheet

At December 31, 2023, total assets were $1.6 billion, reflecting a $221.2 million, or 15.9% increase from December 31, 2022. This increase was primarily attributable to growth in loans totaling $260.1 million, or 27.4%, to $1.2 billion. Our higher yielding variable rate commercial loans increased $185.8 million, or 33.7%, during this same period. As a component of this growth, net draws on existing commercial facilities totaled $64.3 million in the current quarter. Our commercial relationship banking sales pipeline remains robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This coupled with our regional BDOs and related employees should continue to drive growth across our national commercial platforms. Our available-for-sale securities portfolio increased $12.8 million to $122.1 million as compared to December 31, 2022 driven by purchases partially offset by paydowns. Our held-to-maturity securities portfolio decreased $1.4 million to $77.0 million as compared to December 31, 2022. In the third quarter, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding loans.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	December 31,		September 30,		December 31,
	2023		2023		2022

	(Dollars in thousands)
Real estate:
Multifamily	$348,241	28.8%	$327,653	29.4%	$262,489	27.7%
Commercial real estate	89,498	7.4	90,052	8.1	91,837	9.7
1 – 4 family	17,937	1.5	20,974	1.9	25,565	2.7
Total real estate	455,676	37.7	438,679	39.4	379,891	40.1
Commercial:
Litigation related	612,457	50.7	570,831	51.2	464,675	49.0
Other	125,457	10.4	91,441	8.2	87,407	9.2
Total commercial	737,914	61.1	662,272	59.4	552,082	58.2
Consumer	14,491	1.2	13,390	1.2	16,580	1.7
Total loans held for investment	$1,208,081	100.0%	$1,114,341	100.0%	$948,553	100.0%
Deferred loan fees and unearned premiums, net	(668)		(903)		(1,258)
Loans, held for investment	$1,207,413		$1,113,438		$947,295

Total deposits were $1.4 billion as of December 31, 2023, a $179.1 million, or 14.6%, increase from December 31, 2022. This was primarily due to a $161.9 million, or 21.2%, increase in Savings, NOW and Money Market deposits, driven primarily by our IOLTA and other escrow deposits and, to a lesser extent, our commercial relationship money market deposits (primarily our mass tort/class action funds). Our deposit strategy primarily focuses on developing full service commercial banking relationships with our clients through lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $684.2 million, or 48.6%, of total deposits. These law firm escrow accounts, as well as other fiduciary deposit accounts, are for the benefit of the law firm’s clients (or claimants) and are titled in a manner to ensure that the maximum amount of FDIC insurance coverage passes through the account to the beneficial owner of the funds held in the account. Therefore, these law firm escrow accounts carry FDIC insurance at the claimant settlement level, not at the deposit account level. As of December 31, 2023, uninsured deposits were $381.6 million, or 27%, of our total deposits of $1.4 billion, excluding $5.5 million of affiliate deposits held by the Bank. Approximately 85% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of December 31, 2023, off-balance sheet sweep funds totaled approximately $278.0 million, of which approximately $132.9 million, or 47.8%, was available to be swept onto our balance sheet as reciprocal client relationship deposits. During 2023, we managed approximately $1.5 billion in gross mass tort/class action depository funds or QSFs and our pipeline of these opportunities remains robust as we look towards 2024. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At December 31, 2023, we had the ability to borrow up to $284.2 million from the FHLB of New York and $58.0 million from the FRB of New York discount window.  No borrowing amounts were outstanding in 2023. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings. Additionally, the Company has access to the Federal Reserve Bank Term Funding Program.

Stockholders’ equity increased $40.4 million to $198.6 million as of December 31, 2023 when compared to December 31, 2022. This increase was primarily due to net income, other comprehensive income, and amortization of share-based compensation, partially offset by the following items: dividends declared to common stockholders; a January 1, 2023 reduction attributable to the adoption of the CECL standard; and the repurchase of 8,000 shares of common stock.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	September 30,	December 31,
	2023	2023	2022
ASSETS
Cash and cash equivalents	$165,209	$120,646	$164,122
Securities purchased under agreements to resell, at cost	—	—	49,567
Securities available-for-sale, at fair value	122,107	114,373	109,269
Securities held-to-maturity, at cost	77,001	78,779	78,377
Securities, restricted at cost	2,928	2,928	2,810
Loans, held for investment	1,207,413	1,113,438	947,295
Less: allowance for credit losses (1)	(16,631)	(15,328)	(12,223)
Loans, net of allowance	1,190,782	1,098,110	935,072
Premises and equipment, net	2,602	2,503	2,704
Other assets	56,247	65,073	53,718
Total Assets	$1,616,876	$1,482,412	$1,395,639

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$473,274	$472,073	$444,324
Savings, NOW and money market deposits	926,264	802,332	764,354
Certificates of deposit	7,761	8,188	19,558
Total deposits	1,407,299	1,282,593	1,228,236
Other liabilities	11,022	14,209	9,245
Total liabilities	1,418,321	1,296,802	1,237,481
Total stockholders' equity	198,555	185,610	158,158
Total Liabilities and Stockholders' Equity	$1,616,876	$1,482,412	$1,395,639

Selected Financial Data
Common shares outstanding	8,287,848	8,203,259	8,195,333
Book value per share	$23.96	$22.63	$19.30
Equity to assets	12.28%	12.52%	11.33%

Capital Ratios (2)
Tier 1 leverage ratio	12.07%	11.98%	10.98%
Common equity tier 1 capital ratio	14.13	14.34	14.21
Tier 1 capital ratio	14.13	14.34	14.21
Total capital ratio	15.38	15.59	15.44

Asset Quality
Nonperforming loans	$10,940	$—	$4
Allowance for credit losses to total loans	1.38%	1.38%	1.29%
Nonperforming loans to total loans	0.91	0.00	0.00
Nonperforming assets to total assets	0.68	0.00	0.00
Allowance to nonperforming loans	152	NM	NM

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, so accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest income	$25,567	$23,901	$19,053	$91,888	$60,993
Interest expense	2,897	2,176	714	8,115	1,647
Net interest income	22,670	21,725	18,339	83,773	59,346
Provision for credit losses (1)	1,500	1,200	1,350	4,525	3,490
Net interest income after provision for credit losses	21,170	20,525	16,989	79,248	55,856

Noninterest income:
Payment processing fees	5,418	5,621	5,657	22,316	21,944
(Loss) gain on equity investments	—	(14)	—	4,013	—
Other noninterest income	848	921	1,126	3,422	2,981
Total noninterest income	6,266	6,528	6,783	29,751	24,925

Noninterest expense:
Employee compensation and benefits	8,761	8,433	6,822	32,481	25,774
Other expenses	5,140	5,326	4,549	20,636	16,206
Total noninterest expense	13,901	13,759	11,371	53,117	41,980
Income before income taxes	13,535	13,294	12,401	55,882	38,801
Income taxes	3,653	3,457	3,286	14,871	10,283
Net income	$9,882	$9,837	$9,115	$41,011	$28,518

Earnings Per Share
Basic	$1.28	$1.27	$1.19	$5.31	$3.73
Diluted	1.18	1.17	1.10	4.91	3.47
Basic - adjusted (2)	1.28	1.28	1.19	4.94	3.73
Diluted - adjusted (2)	1.18	1.17	1.10	4.56	3.47

Selected Financial Data
Return on average assets	2.59%	2.71%	2.80%	2.89%	2.31%
Return on average equity	20.78	21.44	23.89	23.20	19.44
Adjusted return on average assets (2)	2.59	2.71	2.80	2.68	2.31
Adjusted return on average equity (2)	20.78	21.46	23.89	21.54	19.44
Net interest margin	6.12	6.19	5.81	6.09	4.99
Efficiency ratio (2)	48.0	48.7	45.3	46.8	49.8
Adjusted efficiency ratio (2)	48.0	48.7	45.3	48.5	49.8

Cash dividends paid per common share	$0.125	$0.125	$0.100	$0.475	$0.280

Weighted average basic shares	7,730,151	7,717,971	7,666,674	7,716,367	7,638,423
Weighted average diluted shares	8,387,587	8,379,112	8,296,176	8,345,586	8,213,694

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	December 31,			September 30,			December 31,
	2023			2023			2022
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,169,411	$23,028	7.81%	$1,090,112	$21,408	7.79%	$900,407	$16,508	7.27%
Securities, includes restricted stock	218,130	1,439	2.62%	207,873	1,238	2.36%	213,400	1,186	2.20%
Securities purchased under agreements to resell	—	—	—	9,932	158	6.31%	49,172	552	4.45%
Interest earning cash and other	83,103	1,100	5.25%	84,581	1,097	5.15%	90,329	807	3.54%
Total interest earning assets	1,470,644	25,567	6.90%	1,392,498	23,901	6.81%	1,253,308	19,053	6.03%

NONINTEREST EARNING ASSETS	44,805			49,762			40,335

TOTAL AVERAGE ASSETS	$1,515,449			$1,442,260			$1,293,643

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$814,089	$2,826	1.38%	$722,684	$1,988	1.09%	$617,549	$648	0.42%
Time deposits	8,366	70	3.32%	18,565	187	4.00%	13,588	65	1.90%
Total interest bearing deposits	822,455	2,896	1.40%	741,249	2,175	1.16%	631,137	713	0.45%
Borrowings	45	1	8.82%	46	1	8.62%	101	1	3.93%
Total interest bearing liabilities	822,500	2,897	1.40%	741,295	2,176	1.16%	631,238	714	0.45%

NONINTEREST BEARING LIABILITIES
Demand deposits	484,690			501,841			495,337
Other liabilities	19,614			17,091			15,680
Total noninterest bearing liabilities	504,304			518,932			511,017
Stockholders' equity	188,645			182,033			151,388

TOTAL AVG. LIABILITIES AND EQUITY	$1,515,449			$1,442,260			$1,293,643
Net interest income		$22,670			$21,725			$18,339
Net interest spread			5.50%			5.65%			5.58%
Net interest margin			6.12%			6.19%			5.81%
Deposits (including noninterest bearing demand deposits)	$1,307,145	$2,896	0.88%	$1,243,090	$2,175	0.69%	$1,126,474	$713	0.25%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Year Ended December 31,
	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,051,903	$81,188	7.72%	$844,393	$54,007	6.40%
Securities, includes restricted stock	210,776	5,020	2.38%	204,501	4,161	2.03%
Securities purchased under agreements to resell	27,142	1,526	5.62%	49,273	1,251	2.54%
Interest earning cash and other	85,454	4,154	4.86%	91,206	1,574	1.73%
Total interest earning assets	1,375,275	91,888	6.68%	1,189,373	60,993	5.13%

NONINTEREST EARNING ASSETS	45,703			45,004

TOTAL AVERAGE ASSETS	$1,420,978			$1,234,377

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$715,004	$7,635	1.07%	$572,498	$1,488	0.26%
Time deposits	13,159	476	3.62%	17,775	155	0.87%
Total interest bearing deposits	728,163	8,111	1.11%	590,273	1,643	0.28%
Borrowings	46	4	8.70%	75	4	5.33%
Total interest bearing liabilities	728,209	8,115	1.11%	590,348	1,647	0.28%

NONINTEREST BEARING LIABILITIES
Demand deposits	497,795			485,277
Other liabilities	18,210			12,043
Total noninterest bearing liabilities	516,005			497,320
Stockholders' equity	176,764			146,709

TOTAL AVG. LIABILITIES AND EQUITY	$1,420,978			$1,234,377
Net interest income		$83,773			$59,346
Net interest spread			5.57%			4.85%
Net interest margin			6.09%			4.99%
Deposits (including noninterest bearing demand deposits)	$1,225,958	$8,111	0.66%	$1,075,550	$1,643	0.15%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized loss (gain), net of tax, on the Company’s equity investments.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income – GAAP	$9,882	$9,837	$9,115	$41,011	$28,518
Less: loss (gain) on equity investments	—	14	—	(4,013)	—
Add: income tax impact	—	(4)	—	1,083	—
Adjusted net income	$9,882	$9,847	$9,115	$38,081	$28,518

Return on average assets – GAAP	2.59%	2.71%	2.80%	2.89%	2.31%
Adjusted return on average assets	2.59%	2.71%	2.80%	2.68%	2.31%

Return on average equity – GAAP	20.78%	21.44%	23.89%	23.20%	19.44%
Adjusted return on average equity	20.78%	21.46%	23.89%	21.54%	19.44%

Basic earnings per share – GAAP	$1.28	$1.27	$1.19	$5.31	$3.73
Adjusted basic earnings per share	$1.28	$1.28	$1.19	$4.94	$3.73

Diluted earnings per share – GAAP	$1.18	$1.17	$1.10	$4.91	$3.47
Adjusted diluted earnings per share	$1.18	$1.17	$1.10	$4.56	$3.47

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Efficiency ratio – non-GAAP(1)	48.0%	48.7%	45.3%	46.8%	49.8%
Noninterest expense – GAAP	$13,901	$13,759	$11,371	$53,117	$41,980
Net interest income – GAAP	22,670	21,725	18,339	83,773	59,346
Noninterest income – GAAP	6,266	6,528	6,783	29,751	24,925
Less: loss (gain) on equity investments	—	14	—	(4,013)	—
Adjusted noninterest income – non-GAAP	$6,266	$6,542	$6,783	$25,738	$24,925
Adjusted efficiency ratio – non-GAAP(2)	48.0%	48.7%	45.3%	48.5%	49.8%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

December 31,
2023
Total assets - GAAP	$1,616,876
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,616,876

Total stockholders' equity - GAAP	$198,555
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	198,555
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,717)
Adjusted TCE - non-GAAP	$192,838

Stockholders' equity to assets - GAAP	12.28%
TCE to TA - non-GAAP	12.28%
Adjusted TCE to TA - non-GAAP	11.93%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

December 31,
2023
Common equity tier 1 ("CET1") capital - Bank	$181,162
Less: unrealized losses on securities available-for-sale , net of tax	(13,235)
Less: unrecognized losses on securities held-to-maturity, net of tax	(5,717)
Adjusted CET1 capital - Bank	$162,210

Total risk-weighted assets - Bank	$1,282,340

CET1 capital ratio(1)	14.13%
Adjusted CET1 capital ratio(1)	12.65%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.